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EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

ALLEN M. HILL PLANS TO RETIRE AT YEAR END;
DPL BOARD NAMES STEPHEN F. KOZIAR TO SUCCEED HILL

        DAYTON, Ohio, October 16, 2002—The Board of Directors of DPL Inc. (NYSE: DPL) announced today that Allen M. Hill, 57, President and Chief Executive Officer of DPL Inc. and DP&L, confirmed plans to retire at the end of 2002, after 37 years of service to the Company.

        The Board simultaneously announced that Stephen F. Koziar, 58, will succeed Hill as President and Chief Executive Officer of DPL Inc. and DP&L.

        Commenting on Mr. Koziar's appointment on behalf of the DPL Board of Directors, Peter H. Forster, Chairman, said, "Steve is a superb executive whose track record and capabilities are well known to both the operating management and the Board. He has worked closely with the Board for decades. We are confident that this will be a smooth and seamless transition of leadership."

        Commenting on Mr. Hill's retirement, Mr. Forster said, "After a distinguished career spanning nearly 40 years, Allen has chosen to retire. We thank Allen for his numerous contributions and years of dedicated service to both the Company and the community. We wish him the best in his retirement years ahead."

Stephen F. Koziar

        Mr. Koziar has held significant leadership positions throughout the Company over the course of his career, including leadership responsibilities in operations, legal and administration. In his most recent position as Executive Vice President and Chief Operating Officer, Mr. Koziar was responsible for Power Production, Energy Pricing, Market Development, Environmental, Finance, Legal and Human Resources.

        He began his career at The Dayton Power and Light Company as an electrical engineer in 1966, was an attorney from 1971 to 1981, Counsel and Secretary from 1986 to 1987, and was elected Group Vice President in 1987.

        Mr. Koziar received his Industrial Engineering Degree from the University of Dayton in 1967 and his Juris Doctor from the Salmon Chase School of Law of Northern Kentucky University in 1971.

        He serves on the Board of the Miami Valley Council of the Boy Scouts of America and also is an active member of utility and legal related organizations.

Allen M. Hill

        As President and Chief Executive Officer of DPL Inc. and DP&L, Mr. Hill is responsible for all aspects of the operations of the Company and has been involved in both planning and technical segments of the utility industry.

        He began his career with DP&L in 1965 as a student co-op engineer. He served the Company as Manager of Planning, Assistant Vice President of Operations, Vice President and Treasurer, and Group Vice President, Finance and Subsidiary Operations. He was elected President and Chief Operating Officer of The Dayton Power and Light Company prior to being elected to the DPL Inc. Board of Directors in 1989. He was elected President and Chief Executive Officer of DP&L in 1992 and President and CEO of DPL Inc. in 1996.

        Mr. Hill received his bachelor's degree in Electrical Engineering in 1967 and his Masters of Business Administration in 1972, both from the University of Dayton.

        Mr. Hill is actively involved in the community and utility-related organizations. He serves on the boards of Fifth Third Bancorp, Premier Health Partners, Air Force Museum Foundation, Alliance Community Schools, Dayton Development Coalition, and the Dayton Business Committee as well as the Ohio Business Roundtable.

        DPL Inc. is a diversified regional energy company. DPL's principal subsidiaries include The Dayton Power and Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy operates over 4,600 megawatts of generation capacity and markets wholesale energy throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

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  EXHIBIT 99
ALLEN M. HILL PLANS TO RETIRE AT YEAR END; DPL BOARD NAMES STEPHEN F. KOZIAR TO SUCCEED HILL
Stephen F. Koziar
Allen M. Hill